Contact: Don Watson (602) 631-7224

CSK Auto Corporation Reports First Quarter 2005 Results

PHOENIX, AZ, May 26, 2005 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today reported its financial results for the first quarter of fiscal 2005.

Financial Results

Sales for the thirteen weeks ended May 1, 2005 (the “first quarter of fiscal 2005”) increased $0.1 million to $397.2 million from $397.1 million for the thirteen weeks ended May 2, 2004 (the “first quarter of fiscal 2004”). Same store sales for the first quarter of fiscal 2005 decreased 1.2% compared to an increase of 5.2% during the first quarter of fiscal 2004. Commercial same store sales increased by 5.6% and retail same stores sales decreased by 2.6% during the first quarter of fiscal 2005.

Gross profit decreased $8.7 million to $180.0 million, or 45.3% of net sales, for the first quarter of fiscal 2005 from $188.7 million, or 47.5% of net sales, for the first quarter of fiscal 2004.

Operating expenses for the first quarter of fiscal 2005 declined by $0.8 million to $158.2 million, or 39.8% of net sales, from $159.0 million, or 40.1% of net sales, during the first quarter of fiscal 2004.

Operating profit for the first quarter of fiscal 2005 totaled $21.8 million, or 5.5% of net sales, compared to $29.7 million, or 7.5% of net sales, for the first quarter of fiscal 2004.

Net income for the first quarter of fiscal 2005 was $8.0 million, or $0.18 per diluted common share, compared to net income of $12.8 million, or $0.27 per diluted common share, for the first quarter of fiscal 2004.

“While our sales for the first quarter were essentially flat to last year, our same store sales trends have continued to improve over the past three quarters and we have continued to reduce our operating expenses. The continued expense control should provide us with operating leverage as our same store sales improve,” said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation. “We continue to generate solid cash flow with full year cash flow expected to be between $80 and $90 million. Operating cash flow during the first quarter was $48.8 million and we ended the quarter with $97.7 million of cash on hand. We are on track to open or relocate approximately 50 stores during fiscal 2005. The focus of our efforts for the remainder of the fiscal year will be on increasing our customer count, which should result in increased sales and gross profit dollars. In addition, we will continue to focus on controlling costs and maximizing earnings and cash flow.”

Conference Call

In conjunction with this release, the Company will hold a conference call on Friday, May 27, 2005 at 10:00 a.m. (ET) for the investing public. Investors may listen to a simultaneous webcast at www.cskauto.com. Click on “Investors,” then click “Conference Call.” This webcast will be archived for five days. Interested parties may hear a replay of the conference call from 12:00 p.m. (ET) Friday, May 27, 2005 through 1:00 p.m. (ET) Saturday, May 28, 2005 by dialing (888) 266-2081, passcode 713147. (If retrieving digital replay outside of the U.S. please dial (703) 925-2533, passcode 713147.)

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of May 1, 2005, the Company operated 1,138 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for the Company’s products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.

— Tables Follow —

CSK AUTO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands except per share amounts)

	Thirteen Weeks Ended
	May 1,	May 2,
	2005	2004
		(Restated)
Net sales	$397,201	$397,054
Cost of sales	217,218	208,359

Gross profit	179,983	188,695
Other costs and expenses:
Operating and administrative (including store closing costs)	158,198	159,038

Operating profit	21,785	29,657
Interest expense, net	8,570	8,614

Income before income taxes	13,215	21,043
Income tax expense	5,170	8,228

Net income	$8,045	$12,815

Basic earnings per share:
Net income	$0.18	$0.28

Shares used in computing per share amounts	45,130	46,517

Diluted earnings per share:
Net income	$0.18	$0.27

Shares used in computing per share amounts	45,494	46,885

Note: We restated our quarterly financial results for the first three quarters of fiscal 2004 as described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 2, 2005.

	Selected Financial Data
	Thirteen Weeks Ended
	May 1,	May 2,
		2004
	2005
		(Restated)
Cash	$97,704	$43,561
FIFO inventory	$560,178	$529,381
Accounts payable	$224,183	$188,079
Capital expenditures..............................	$6,384	$4,817
Availability under revolving credit facility	$116,983	$113,381
Total debt (including current maturities)	$495,652	$514,901
Net debt (total debt less cash)	$397,948	$471,340
EBITDA	$30,515	$38,874
EBITDAR	$58,863	$66,669

We regularly utilize non-GAAP financial measures (“these measures”) such as EBITDA, EBITDAR, free cash flow and net debt. We believe these measures are recognized supplemental measurement tools widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We use these measures, in addition to operating income and cash flows from operating activities, to assess our performance relative to our competitors and relative to our own performance in prior periods. In addition, EBITDA and EBITDAR are used to monitor compliance with certain of our financial covenants under our senior credit facility.

These measures do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. These measures and the associated year-to-year trends should not be considered in isolation. These measures may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using these measures.

EBITDA and EBITDAR are calculated as follows ($ in thousands):

	Thirteen Weeks Ended
	May 1,	May 2,
	2005	2004
		(Restated)
Calculation of EBITDA and EBITDAR:
Income before income taxes	$13,215	$21,043
Interest expense, net	8,570	8,614
Depreciation	7,725	8,185
Amortization (net of deferred financing costs).	1,005	1,032

EBITDA	$30,515	$38,874

Rent expense	28,348	27,795

EBITDAR	$58,863	$66,669

The items excluded from EBITDA and EBITDAR are significant components of our statement of operations and must be considered in performing a comprehensive assessment of our overall financial performance. The presentation is not intended to be a measure of GAAP performance.

EBITDA can be reconciled to net cash provided by operating activities, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows ($ in thousands):

Reconciliation of EBITDA:
	Thirteen Weeks Ended
	May 1,	May 2,
	2005	2004
		(Restated)
EBITDA	$30,515	$38,874
Cash interest payments	(4,363)	(3,934)
Tax refund	—	775
Other non-cash expenses	365	174
Other changes in operating assets and liabilities	22,284	(20,718)

Net cash flow provided by operating activities	$48,801	$15,171

We define free cash flow as net cash provided by operating activities less cash paid for capital expenditures. Free cash flow can be reconciled to net cash provided by operating activities as follows ($ in thousands):

Reconciliation of Free Cash
Flow:
	Thirteen Weeks Ended
	May 1,	May 2,
	2005	2004
		(Restated)
Net cash provided by operating activities	$48,801	$15,171
Cash paid for capital expenditures	(6,384)	(4,817)

Free cash flow	$42,417	$10,354

We define net debt as total debt (including current maturities) less cash and cash equivalents. Net debt can be reconciled as follows ($ in thousands):

Reconciliation of Net Debt:
	May 1,	May 2,
	2005	2004
		(Restated)
Total debt (including current maturities)	$495,652	$514,901
Cash and cash equivalents	(97,704)	(43,561)

Net debt	$397,948	$471,340